Exhibit 10.7

Non-Employee Director Compensation

(effective June 1, 2005)

Component of Pay	Amount
Board Retainer	$100,000
Audit Committee Retainer	$10,000
Audit Chair Retainer	$20,000
Compensation Chair Retainer	$10,000
Other Chair Retainer	$5,000
Amount deferred to Stock Units	$100,000